Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER OF FISCAL YEAR 2010

•	Revenues: Up 12 percent (11 percent internal) to $2.65 billion

•	Operating Income: Up 17 percent to $204 million

•	Diluted EPS from Continuing Operations: Up 16 percent to $0.29

•	Reaffirming Guidance for Fiscal Year 2010

(SAN DIEGO and MCLEAN, VA) – June 3, 2009 – SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the first quarter of fiscal year 2010, which ended April 30, 2009.

After the quarter ended, the U.S. Department of Defense indicated that it intends to restructure the Future Combat Systems (FCS) program, which represents about 3 percent of the company’s annual revenue. The company currently expects to have a significant role under the restructured program, but the level of effort and terms and conditions remain under negotiation.

“In the first quarter of fiscal year 2010, we continued to demonstrate a pattern of solid program execution and financial performance,” said Ken Dahlberg, SAIC chairman and chief executive officer. “I am especially pleased that the results were so uniformly positive. That is, all of our major metrics—revenue, operating margin, earnings per share, and cash flow—were robust, and virtually all of our business units met or exceeded our expectations. Although the potential restructuring of FCS provides some uncertainty, based on our strong market position across our wide business base, we expect fiscal year 2010 to be another solid year for the company.”

Summary Operating Results

Revenues for the quarter were $2.65 billion, up 12 percent from $2.37 billion in the first quarter of fiscal year 2009. Internal, or non-acquisition, growth represented 11 percentage points of the consolidated growth for the quarter. Key drivers of internal growth included the initial ramp of recent wins in defense logistics, information technology, cyber-security, and intelligence support as well as increased tasking on existing defense and intelligence programs.

Operating income for the quarter was $204 million (7.7 percent of revenue), up 17 percent from $174 million (7.4 percent of revenue) in the first quarter of fiscal year 2009. Growth in quarterly operating margin percentage was driven by continued improvements in cost efficiency and contract fees. Income from continuing operations for the quarter was $117 million, up 11 percent from $105 million in the first quarter of fiscal year 2009. Income from continuing operations grew more slowly than operating income primarily because of a $7 million reduction in interest income net of interest expense and a $5 million reduction in other income resulting from joint venture activities and a gain on the sale of two venture capital portfolio investments in the year-ago period.

Diluted earnings per share (EPS) from continuing operations for the quarter were $0.29, up 16 percent from $0.25 in the first quarter of fiscal year 2009, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 397 million, down 3 percent from 410 million in the first quarter of fiscal year 2009, due primarily to share repurchases made over the last four quarters. Diluted earnings per share, which include discontinued operations, were $0.28 for the quarter, up 17 percent from $0.24 in the first quarter of fiscal year 2009. Discontinued operations include Telcordia Technologies, Inc., which was sold in the first quarter of fiscal year 2006, and the Applied Marine Technology, Inc. products business, which was sold in the first quarter of fiscal year 2010.

Earnings per share and share count figures quoted for fiscal year 2009 differ from those cited previously because on February 1, 2009, the company adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which requires retrospective application to prior periods. Upon adoption, basic EPS from continuing operations, basic EPS, diluted EPS from discontinued operations and diluted EPS for the three months ended April 30, 2008 each decreased by $0.01. The new methodology had a similarly dilutive effect for the three months ended April 30, 2009.

Cash Generation and Capital Deployment

Cash flow from operations for the quarter was $163 million (or 1.4 times income from continuing operations) compared to $14 million in the first quarter of fiscal year 2009. Cash collections continued to be strong as days sales outstanding (DSO) were 68 days, flat sequentially and an improvement of five days year-over-year.

During the quarter, the company used $223 million to repurchase approximately 12 million common shares including 11 million under the company’s stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. Whether any future repurchases are made and the timing and actual number of shares repurchased under the stock repurchase program will depend on a variety of factors, including share price, corporate capital requirements, and other market conditions. As of April 30, 2009, the company had $898 million in cash and cash equivalents and $1.1 billion in long-term debt.

New Business Awards

Net new business bookings totaled $2.6 billion in the first quarter, representing a book-to-bill ratio of 1.0. Net bookings are calculated as the current period ending backlog plus the current period’s revenue less prior period ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

Large, competitive definite delivery contract awards received during the quarter include:

•

Armed Forces Health Longitudinal Technology Application/Composite Health Care System (AHLTA/CHCS) Support. Under a 30-month, $158 million task order, SAIC will provide engineering, logistics and sustainment support to AHLTA/CHCS to ensure the quality care of 9.4 million beneficiaries at more than 135 Military Treatment Facilities worldwide. Together, the AHLTA electronic health record and the CHCS integrated hospital information system enable the Military Health System to track clinical care and exposures of deployed units, monitor demand-management effectiveness, better understand disease prevalence and prevention, and study both clinical and management outcomes.

•

Tactical Biometrics Systems (TBS) Support. SAIC was awarded a subcontract by Sensor Technologies Incorporated to support the U.S. Army Communications and Electronics Command by providing operations and user maintenance support to TBS. SAIC’s subcontract has a four-year period of performance and a total contract value of more than $115 million. TBS devices collect fingerprints, iris scans, facial photos and biographical information on persons of interest. The biometric data is then matched against a database, potentially identifying wanted or dangerous persons. SAIC will provide operations and user maintenance support to help ensure continued, reliable technical support of TBS systems, peripherals and networks.

•

Center for Domestic Preparedness (CDP) Support. SAIC received a five-year, $104 million contract from the Department of Homeland Security to provide training support to the CDP. CDP offers all-hazards training at the only federally chartered weapons of mass destruction training center, catering to emergency responders from all 50 states, the District of Columbia, and the U.S. territories. SAIC will design and develop emergency responder curriculum, provide qualified instructors to teach each course, and manage training logistics and sustainment activities.

•

U.S. Joint Forces Command (USJFCOM) Joint Capability Development Directorate (J8) Support. Under a five-year, $81 million task order, SAIC will support USJFCOM J8 in the areas of engineering, analysis, test, and evaluation. SAIC will perform work in the areas of command and control, capability engineering, system engineering and integration, capability portfolio management, and net-enabled command capability to help address the complex challenges associated with joint capability development.

•

Hawaii Energy Efficiency Program Administration. SAIC was awarded a contract to administer the rate-payer funded Hawaii Energy Efficiency Program, helping Hawaiian residents and businesses become more energy efficient. The contract potentially runs through 2016; the contract has a value of $38 million for the first two years. SAIC will provide program design and implementation, customer incentives and rebates, new initiatives, interface with the Hawaii Clean Energy Initiative, and manage efforts concerning commercial, industrial, residential, and renewable energy programs.

In addition, SAIC also won several indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in net bookings. The most notable IDIQ awards during the quarter were:

•

General Services Administration (GSA) Alliant. SAIC was awarded a prime contract on the Alliant government-wide acquisition contract from the GSA. Alliant is a multiple-award contract with a 10-year period of performance and a total ceiling value for all awardees of $50 billion. The scope of work includes all components of an integrated information technology solution, including future technologies that may emerge during the life of the contract.

•

Simulation and Training Omnibus Contract (STOC II). SAIC will provide simulation, training and instrumentation services and products under STOC II, which was awarded by the U.S. Army’s Program Executive Office for Simulation Training and Instrumentation (PEO STRI). This ten-year, multiple-award contract has a total ceiling value of $17.5 billion for all awardees. SAIC will perform a full range of life cycle management to include front end analysis, design, development, fielding, and sustainment of training and testing systems, instrumentation, and gaming system simulators.

•

U.S. Strategic Command (USSTRATCOM) Support Services. SAIC received a contract to provide technical analysis and studies for programs and strategies for USSTRATCOM. This multiple-award contract has a five-year period of performance and a ceiling value of $900 million for all awardees. USSTRATCOM’s missions include Space Operations; Cyberspace Operations; Strategic Deterrence; Combating Weapons of Mass Destruction; Global Command and Control; Global Strike and Integration; Information Operations; Integrated Missile Defense; and Intelligence, Surveillance and Reconnaissance.

The company’s backlog of signed business orders at the end of the first quarter of fiscal year 2010 was $16.7 billion, of which $5.7 billion was funded. As compared to the end of the first quarter of fiscal year 2009, total backlog increased 11 percent and funded backlog increased 6 percent. The negotiated unfunded backlog of $11.0 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Included within the backlog is approximately $0.1 billion in funded backlog and $1.0 billion in negotiated unfunded backlog related to FCS through the current contract end date of December 31, 2014. The company expects that it will soon stop work on the manned ground vehicle component of FCS but continue work on the system-of-systems integration component and the new technology spin-outs under a new or modified contract. The company expects that approximately $0.2 billion of the FCS backlog will be recognized as revenues throughout the remainder of fiscal 2010.

Forward Guidance

Despite the FCS developments, SAIC maintains a healthy backlog and a strong market position across its wide business base. Absent further disruptions in government funding, the company currently expects to achieve all of its long-term, average annual financial goals in fiscal year 2010:

•	Growing revenue internally in the six percent to nine percent range;

•	Improving operating margin by 20 to 30 basis points until reaching a sustainable level between eight percent and nine percent; and

•	Growing earnings per share from 11 percent to 18 percent.

Mark Sopp, SAIC chief financial officer commented, “The company has built a resilient and diversified base of business and new opportunities that enables us to reaffirm our expectation that we will achieve our long-term financial growth goals again in fiscal year 2010 despite the restructuring of FCS. The strength of this company lies not with one contract, but with thousands of contracts and 45,000 employees dedicated to solving our customers’ most difficult problems.”

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. SAIC had annual revenues of $10.1 billion for its fiscal year ended January 31, 2009. For more information, visit www.saic.com.

SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly report on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of June 3, 2009. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

Media Relations:

Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30
	2009	2008
Revenues	$2,649	$2,367
Costs and expenses:
Cost of revenues	2,295	2,052
Selling, general and administrative expenses	150	141

Operating income	204	174
Non-operating income (expense):
Interest income	1	8
Interest expense	(19)	(19)
Other income, net	3	8

Income from continuing operations before income taxes	189	171
Provision for income taxes	(72)	(66)

Income from continuing operations	117	105
Discontinued operations:
Loss from discontinued operations before income taxes	(1)	(3)
Benefit for income taxes	—	1

Loss from discontinued operations	(1)	(2)

Net income	$116	$103

Earnings per share:
Basic:
Income from continuing operations	$0.29	$0.25	(a)
Loss from discontinued operations	—	—

	$0.29	$0.25	(a)

Diluted:
Income from continuing operations	$0.29	$0.25
Loss from discontinued operations	(0.01)	(0.01	)(a)

	$0.28	$0.24	(a)

Weighted average shares outstanding:
Basic	392	402

Diluted	397	410	(a)

(a)	On February 1, 2009, SAIC, Inc. adopted FSP No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This statement designates unvested share-based payment awards containing nonforfeitable rights to dividends or dividend equivalents as “participating securities,” which require an allocation of earnings in calculating EPS as specified in Statement of Financial Accounting Standards (SFAS) No. 128 “Earnings Per Share.” The company’s unvested stock awards are participating securities in accordance with FSP No. EITF 03-6-1. The statement requires retrospective application to prior periods. Upon adoption, basic EPS from continuing operations, basic EPS, diluted EPS from discontinued operations and diluted EPS for the three months ended April 30, 2008 each decreased by $0.01. Additionally, diluted weighted average shares outstanding decreased by 3 million shares.

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	April 30, 2009	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$898	$936
Receivables, net	2,016	1,889
Inventory, prepaid expenses and other current assets	346	385
Assets of discontinued operations	—	7

Total current assets	3,260	3,217
Property, plant and equipment, net	357	357
Intangible assets, net	79	88
Goodwill	1,252	1,249
Deferred income taxes	84	86
Other assets	50	51

	$5,082	$5,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,238	$1,178
Accrued payroll and employee benefits	509	487
Income taxes payable	18	—
Notes payable and long-term debt, current portion	2	17
Liabilities of discontinued operations	—	1

Total current liabilities	1,767	1,683
Notes payable and long-term debt, net of current portion	1,102	1,099
Other long-term liabilities	187	182
Stockholders’ equity:
Preferred stock, $.0001 par value, 1.5 billion shares authorized, 194 million and 196 million shares issued and outstanding at April 30, 2009 and January 31, 2009, respectively	—	—
Common stock, $.0001 par value, 2 billion shares authorized, 205 million and 210 million shares issued and outstanding at April 30, 2009 and January 31, 2009, respectively	—	—
Additional paid-in capital	1,984	1,950
Retained earnings	85	183
Accumulated other comprehensive loss	(43)	(49)

Total stockholders’ equity	2,026	2,084

	$5,082	$5,048

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended April 30
	2009	2008
Cash flows from operations:
Net income	$116	$103
Loss from discontinued operations	1	2
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	22	22
Stock-based compensation	25	19
Excess tax benefits from stock-based compensation	(13)	(27)
Other items	(1)	(6)
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(124)	(38)
Inventory, prepaid expenses and other current assets	40	(33)
Deferred income taxes	—	(1)
Other assets	1	(4)
Accounts payable and accrued liabilities	36	19
Accrued payroll and employee benefits	24	(94)
Income taxes payable	33	47
Other long-term liabilities	3	5

Total cash flows provided by operations	163	14
Cash flows from investing activities:
Expenditures for property, plant and equipment	(12)	(12)
Acquisition of businesses, net of cash acquired	—	(135)
Payments for businesses acquired in previous years	—	(2)
Other	11	8

Total cash flows used in investing activities	(1)	(141)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(15)	(102)
Sales of stock and exercise of stock options	20	28
Repurchases of stock	(223)	(259)
Excess tax benefits from stock-based compensation	13	27

Total cash flows used in financing activities	(205)	(306)

Decrease in cash and cash equivalents from continuing operations	(43)	(433)

Cash flows of discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	(1)	1
Cash provided by (used in) investing activities of discontinued operations	5	(2)

Increase (decrease) in cash and cash equivalents from discontinued operations	4	(1)

Effect of foreign exchange rate changes on cash and cash equivalents	1	—

Total decrease in cash and cash equivalents	(38)	(434)

Cash and cash equivalents at beginning of period	936	1,096

Cash and cash equivalents at end of period	$898	$662

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS

(NON-GAAP RECONCILIATION)

Reconciliation of Non-GAAP Financial Measures

In this release, we refer to internal revenue growth percentage, which may be considered a non-GAAP financial measure. We calculate our internal revenue growth percentage by comparing our reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to our prior year period reported revenue. We use internal revenue growth percentage to monitor and evaluate our performance, and it is presented in this release because we believe that it allows investors to understand the portion of our revenue growth that is attributed to acquired businesses as compared to our internal revenue growth. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. The method that we use to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three months ended April 30, 2009 were calculated as follows:

Three Months Ended April 30 2009
Government segment:
Prior year period’s revenues, as reported	$2,249
Revenues of acquired businesses for the comparable prior year period	20

Prior year period’s revenues, as adjusted	$2,269
Current year period’s revenues, as reported	2,536

Internal revenue growth	$267

Internal revenue growth percentage	12%

Commercial segment:
Prior year period’s revenues, as reported	$118
Revenues of acquired businesses for the comparable prior year period	5

Prior year period’s revenues, as adjusted	$123
Current year period’s revenues, as reported	114

Internal revenue growth	$(9)

Internal revenue growth percentage	(7)%

Total:
Prior year period’s revenues, as reported	$2,367
Revenues of acquired businesses for the comparable prior year period	25

Prior year period’s revenues, as adjusted	$2,392
Current year period’s revenues, as reported	2,649

Internal revenue growth	$257

Internal revenue growth percentage	11%

SAIC, INC.

SCHEDULE OF BASIC AND DILUTED EARNINGS PER SHARE BY QUARTER AND YEAR-TO-DATE,

AS ADJUSTED FOR THE ADOPTION OF FSP NO. EITF 03-6-1

(Unaudited)

On February 1, 2009, SAIC, Inc. adopted FSP No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This statement designates unvested share-based payment awards containing nonforfeitable rights to dividends or dividend equivalents as “participating securities,” which require an allocation of earnings in calculating EPS as specified in SFAS No. 128 “Earnings Per Share.” The company’s unvested stock awards are participating securities in accordance with FSP No. EITF 03-6-1. The statement requires retrospective application to prior periods.

A schedule of basic and diluted EPS by quarter and year-to-date, as adjusted for the adoption of FSP No. EITF 03-6-1, for SAIC, Inc.’s fiscal year ended January 31, 2009 is as follows:

	Three Months Ended
	April 30, 2008	July 31, 2008	October 31, 2008	January 31, 2009
Earnings per share:
Basic:
Income from continuing operations	$0.25	$0.26	$0.29	$0.29
Income from discontinued operations	—	0.01	0.01	0.01

	$0.25	$0.27	$0.30	$0.30

Diluted:
Income from continuing operations	$0.25	$0.26	$0.29	$0.29
Income (loss) from discontinued operations	(0.01)	0.01	—	—

	$0.24	$0.27	$0.29	$0.29

		Six Months Ended July 31, 2008	Nine Months Ended October 31, 2008	Year Ended January 31, 2009
Earnings per share:
Basic:
Income from continuing operations		$0.51	$0.80	$1.10
Income from discontinued operations		0.01	0.01	0.01

		$0.52	$0.81	$1.11

Diluted:
Income from continuing operations		$0.50	$0.79	$1.08
Income from discontinued operations		0.01	0.01	0.01

		$0.51	$0.80	$1.09